DRESSER INDUSTRIES, INC.
                             (Issuer and Guarantor)

                                       AND

                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                                    (Trustee)







                          Second Supplemental Indenture

                          Dated as of October 30, 1997











                       8% Guaranteed Senior Notes due 2003

         SECOND SUPPLEMENTAL INDENTURE dated as of October 30, 1997, by and between DRESSER INDUSTRIES, INC. ("Successor"), a corporation incorporated and existing under the laws of the State of Delaware and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, (the "Trustee"), a national banking association.

RECITALS

A. Baroid Corporation (the "Company"), a corporation incorporated and existing under the laws of the State of Delaware, has heretofore executed and delivered to the Trustee a certain Indenture dated as of April 22, 1993, as supplemented as of August 4, 1994, (the Indenture, as supplemented herein called the "Indenture") providing for the issue of $150,000,000 principal amount of its 8% Guaranteed Senior Notes due 2003 (the "Securities"). All terms used in this Second Supplemental Indenture which are defined in the Indenture and not defined herein shall have the same meanings assigned to them in the Indenture.

B. Pursuant to the Certificate and Articles of Dissolution and Plan of Dissolution dated as of October 30, 1997, by the Company and the Successor, the Company was dissolved and its assets distributed to Successor, and Successor assumed all the Company's liabilities and obligations as of that date (the "Dissolution") pursuant to the laws of Delaware.

C. Section 4.01 of the Indenture provides that in the event that the Company shall sell, assign, transfer or lease all or substantially all of its assets to a successor company, the successor company shall expressly assume by supplemental indenture all the obligations of the Company under the Securities and the Indenture.

D. Section 8.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to comply with Article 4.

E. The Company has furnished the Trustee with an Officers' Certificate stating that the Dissolution and this Second Supplemental Indenture comply with clauses
(1) through (3) of Article 4 of the Indenture.

                                    AGREEMENT

         NOW THEREFORE, for and in consideration of the foregoing premises, the parties hereto do hereby mutually covenant and agree as follows:

         SECTION 1. The Successor hereby expressly assumes, from and after the consummation of the Dissolution, all the obligations and liabilities of the Company under the Securities and the Indenture.

         SECTION 2. The Successor shall, from and after the consummation of the Dissolution, by virtue of the aforesaid assumption and the delivery of this Second Supplemental Indenture, succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor had been named as the Company in the Indenture.

         SECTION 3. Pursuant to Section 9.02 of the Indenture, any notice or communication provided or permitted by the Indenture to be made upon, given or furnished to, or filed with the Company shall be addressed to Dresser Industries, Inc. at P.O. Box 718, Dallas, Texas 75221, Attention: Treasurer.

         SECTION 4. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforeceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

         SECTION 5. This Second Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture shall continue in full force and effect.

         SECTION 6. This Second Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

         SECTION 7. This Second Supplemental Indenture may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the 30th day of October, 1997.

                                  DRESSER INDUSTRIES, INC.
Attest:
                                    /s/ George H. Juetten
                                  --------------------------------
  /s/ Rebecca R. Morris           By:   George H. Juetten
-------------------------               Senior Vice President and
Secretary                               Chief Financial Officer


                                  TEXAS COMMERCE BANK NATIONAL ASSOCIATION

                                    /s/ Letha Glover
                                  --------------------------------
                                  By:   Letha Glover
                                        Assistant Vice President and
                                        Trust Officer